Exhibit 10.3

CORPORATE STOCK REDEMPTION AGREEMENT

          This Corporate Stock Redemption Agreement, made this 6th day of May, 2008 (the “Agreement”), by and between Material Technologies, Inc., a Delaware corporation, (the “Corporation”) and The Robert M. Bernstein Revocable Trust (the “Stockholder”) (individually, a “Party”; collectively, the “Parties”).  This Agreement supersedes any and all agreements and understandings which predate this Agreement.

RECITALS

          A.        The Stockholder owns 30,000,000 shares of common stock issued by the Corporation (“Subject Shares”).

          B.        The Corporation desires to redeem and purchase from the Stockholder the Subject Shares on the terms and subject to the conditions specified in this Agreement.

          C.        Pursuant to this Agreement and subject to the terms and conditions specified in this Agreement, the Stockholder shall sell, assign, transfer, convey, surrender, deliver, and set over to the Corporation the Subject Shares.

          NOW, THEREFORE, IN CONSIDERATION OF THE RECITALS SPECIFIED ABOVE THAT SHALL BE DEEMED TO BE A SUBSTANTIVE PART OF THIS AGREEMENT, AND THE MUTUAL COVENANTS, PROMISES, UNDERTAKINGS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES SPECIFIED IN THIS AGREEMENT AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES DO HEREBY COVENANT, PROMISE, AGREE, REPRESENT AND WARRANT AS FOLLOWS:

          1.   Redemption of Subject Shares.  On the terms and subject to all of the conditions specified by the provisions of this Agreement and upon the performance by each of the Parties of their respective obligations created by the provisions of this Agreement, the Stockholder hereby forever and irrevocably sells, assigns, transfers, surrenders, conveys, delivers, and sets over to the Corporation, and Corporation hereby purchases and redeems from the Stockholder, the Subject Shares, by the Stockholder surrendering and delivering to the Corporation the certificate(s) representing and evidencing the Subject Shares, duly endorsed for transfer or accompanied by stock powers duly executed by the Stockholder.

          2.   Consideration.  As consideration for the Stockholder’s surrender and sale, and the Corporation's purchase and redemption, of the Subject Shares, the Corporation shall issue to the Stockholder a total of 100,000,000 options to purchase common stock pursuant to the Corporation’s 2008 Incentive and Nonstatutory Stock Option Plan, dated April 22, 2008 (the “Purchase Price”), the payment of which shall be made within 30 days of the date first written hereinabove.

          3.   Stockholder’s Representations, Warranties and Covenants.  The Stockholder represents and warrants to the Corporation and covenants with the Corporation the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of the Corporation pursuant hereto:
3.1 Validity of Agreement. This Agreement is valid and obligates the Stockholder.

          3.2       Share Ownership.  The Stockholder is the owner, free and clear of any encumbrances, of the Subject Shares. The Stockholder has full and complete rights and authorities to transfer, sell, surrender, assign, and convey the Subject Shares to the Corporation.

          3.3       Brokerage and Finder's Fees.  The Stockholder has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transaction contemplated by the provisions of this Agreement.

3.4 Voluntary Nature of Transaction. The surrender and sale by the Stockholder to the Corporation of the Subject Shares is made freely and voluntarily by the Stockholder. The Stockholder, in selling and surrendering the Subject Shares to the Corporation, is not acting under fraud, duress, menace or undue influence.

          4.   Corporation's Representations and Warranties.  The Corporation represents and warrants to the Stockholder and covenants with the Stockholder the following, the truth and accuracy of each of which shall constitute a condition precedent to the obligations of the Stockholder pursuant hereto:

          4.1       Validity of Agreement.  This Agreement is valid and obligates the Corporation. The Corporation has full and complete power and authority to redeem the Subject Shares, as contemplated by the provisions of this Agreement.

          4.2       Brokerage and Finder's Fees.  The Corporation has not incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees or commissions with respect to the transactions contemplated by the provisions of this Agreement.

          4.3       Voluntary Nature of Transaction. The Corporation’s agreement to enter into the transaction contemplated by the provisions of this Agreement is made freely and voluntarily by the Corporation.  The Corporation in redeeming the Subject Shares is not acting under fraud, duress, menace or undue influence.

          5.  Attorneys’ Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing Party in any such proceeding shall be entitled to recover from the losing Party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

          6.  Choice of Law.  This Agreement and the rights of the Parties hereunder shall be governed by and construed in accordance with the laws of the State of California including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

          7.  Exclusive Jurisdiction and Venue.  The parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

          8.  Notices.  Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, or sent by facsimile transmission to the addresses of the Parties as follows:

To the Corporation:	Material Technologies, Inc. Attn: Robert M. Bernstein, Chief Executive Officer 11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 Fax: (310) 473-3177

To Stockholder:	The Robert M. Bernstein Revocable Trust Attn: Robert M. Bernstein 11661 San Vicente Boulevard, Suite 707 Los Angeles, California 90049 Fax: (310) 473-3177

With a copy to:	Oswald & Yap Attn: Lynne Bolduc, Esq. 16148 Sand Canyon Avenue Irvine, CA 92618 Fax: (949) 788-8980

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid.  If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient.  If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal.  If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

          9.  Entire Agreement.  This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties to this Agreement with respect to the subject matter hereof and contains all the covenants and agreements between said Parties with respect thereto, and each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party which are not embodied herein, and that any other agreement, statement, or promise concerning the subject matter set forth in this Agreement shall be of no force or effect except in a subsequent modification in writing signed by the Party to be charged.

         10.  Severability.  If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance wherefrom.  Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically by the Corporation as a part hereof a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and legal, valid and enforceable.

         11.  Captions and Interpretations.  Captions of the paragraphs of this Agreement are for convenience and reference only, and the words contained in those captions shall in no way be held to explain, modify, amplify or aid in the interpretation, construction or meaning of the terms, conditions and provisions of this Agreement.  The language and all parts to this Agreement, in all cases, shall be construed in accordance with the fair meaning of that language and those parts and as if that language and those parts were prepared by all Parties and not strictly for or against any Party.  Each Party and counsel for such Party have reviewed this Agreement and participated in the negotiation and drafting of this Agreement.  The rule of construction, which requires a court to resolve any ambiguities against the drafting Party, shall not apply in interpreting the provisions of this Agreement.

         12.  Further Assurance.  Each Party to this Agreement hereby agrees to take any and all action necessary or appropriate to execute and discharge its responsibilities and obligations created pursuant to the provisions of this Agreement and to further effectuate and carry out the intents and purposes of this Agreement and the transactions contemplated hereby.

         13.  Number and Gender.  Whenever the singular number is used in this Agreement, and when required by the context, the same shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders, and vice versa; and the word “person” shall include individual, company, sole proprietorship, corporation, joint venture, association, joint stock company, fraternal order, cooperative, league, club, society, organization, trust, estate, governmental agency, political subdivision or authority, firm, municipality, congregation, partnership, or other form of entity.

         14.  Execution in Counterparts.  This Agreement may be executed in several counterparts and, when so executed, it shall constitute one agreement binding all Parties to this Agreement,

notwithstanding that all Parties to this Agreement are not signatory to the original and same counterpart.

         15.  Successors and Assigns.  This Agreement and each of its provisions shall obligate the heirs, executors, administrators, successors, and assigns of each of the Parties hereto.  No provisions of this paragraph, however, shall be a consent to the assignment or delegation by any Party to this Agreement of its respective rights and obligations created pursuant to the provisions of this agreement.

         16.  Conflict Waiver.  Stockholder hereby acknowledges that Oswald & Yap (“the Firm”) represents the Corporation with various legal matters and does not represent the Stockholder in connection with this Agreement or the contemplated transaction nor in any other respect. Stockholder further acknowledges that the Firm has drafted this Agreement. Stockholder has been given the opportunity to consult with counsel of their choice regarding their rights under this Agreement.  Stockholder hereby waives any action he may have against the Firm regarding such conflict of interest.

          IN WITNESS WHEREOF, the Parties to this Stock Redemption Agreement have executed this Agreement as of the date first written hereinabove.

CORPORATION: MATERIAL TECHNOLOGIES, INC., a Delaware corporation /s/ Robert M. Bernstein By: Robert M. Bernstein Its: Chief Executive Officer	STOCKHOLDER: THE ROBERT M. BERNSTEIN REVOCABLE TRUST /s/ Robert M. Bernstein By: Robert M. Bernstein, Trustee Holdings: 30,000,000 shares

ACKNOWLEDGED AS AUTHORIZED BY THE BOARD OF DIRECTORS OF THE CORPORATION:

 /s/ Joel R. Freedman
By: Joel R. Freedman
Its: Secretary